UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Entertainment Distribution Company, Inc.

(Name of Registrant as Specified in its Charter)

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A webcast of Entertainment Distribution Company, Inc.’s second quarter financial results conference call is available on its website at www.edcllc.com and can be accessed through midnight ET on Tuesday, August 12, 2008, by dialing 706-645-9291 (the pass code for the replay is 57941470).  Set forth below are excerpts from the conference call pertaining to Entertainment Distribution Company, Inc.’s proxy solicitation:

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MIKE SMARGIASSI:

Thank you, Mary. Good afternoon. This is Mike Smargiassi of Brainerd Communicators. I would like to welcome you to Entertainment Distribution Company's conference call today.  Before we get started, I would like to remind you that this call is being recorded and the audio broadcast and replay of this teleconference will be available in the Investor Relations Center section on the Company's website at edcllc.com .. You'll also be able to find the related press release at the Company's website.

The Private Securities Litigation Reform Act of 1995 contains the Safe Harbor provision for forward-looking statements. Forward-looking statements regarding the Company's operations and financial performance may be made during the call.  As you are aware, these statements may include projections regarding among other things future revenue and earnings results. Forward-looking statements are based upon the Company's current forecasts, expectations, and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected, as described in the cautionary statements included in EDC's Forms 10-Q and 10-K filed with the SEC. EDC assumes no obligation to update any forward-looking statement and does not intend to do so.

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With us today are Jordan Copland, interim Chief Executive Officer and CFO; Tom Costabile, President and Chief Operating Officer of EDC LLC; and Matt Behrent, Executive Vice President - Corporate Development. I would now like to turn the call over to Jordan.

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MATTHEW BEHRENT:

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I would also like to give a quick update on the annual meeting. EDCI will hold its 2008 annual shareholders meeting on Friday, August 22nd. At that meeting, the Company will present a proposal that is critical to protecting the long-term value to the Company of its substantial net operating loss carryforwards and to help ensure compliance with stock market listing standards.

The proposal, Proposal 1, will have the effect of a 1 for 10 reverse stock split that will allow EDCI to regain compliance with the minimum bid price requirement and maintain its listing on the NASDAQ market. Additionally, the proposal will impose stock transfer restrictions that will assist in protecting the long-term value of the Company's substantial NOLs.  With the passing of the proposal, the Company will be protected from future acquisitions of ownership positions in excess of 5%. At that point, EDCI will terminate the Shareholders Rights Plan previously implemented.

It is important that our stockholders consider and vote on this proposal. The Board of Directors has recommended a vote in favor of this proposal and failure to vote on this proposal or abstaining on this proposal will have the same effect -- will have the same effect as a no vote or a vote against the proposal. Additional details regarding the proposal are available in the Company's proxy statements, which has already been mailed to shareholders and is available on the Company's website.

I would now like to hand the call back to Jordan.

JORDAN COPLAND:

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Through the proposals at the annual meeting we're taking steps to protect the value of our NOLs and maintain our NASDAQ listing.

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Set forth below are excerpts from Entertainment Distribution Company, Inc.’s earnings release dated August 5, 2008 pertaining to Entertainment Distribution Company, Inc.’s proxy solicitation:

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Jordan M. Copland, Interim Chief Executive Officer and Chief Financial Officer of EDCI, stated, “…At our annual meeting on August 22, 2008, we are proposing a plan of reorganization which, if approved by shareholders, will protect EDCI’s net operating loss carryforwards and bring the Company into compliance with NASDAQ’s continued listing requirements.”